Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

AMERICAN BATTERY MATERIALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common stock, par value $0.001 per share	457(o)	5,000,000 shares	$0.50	$2,500,000	$0.0001476	$369.00
		Total Offering Amounts				$2,500,000		$369.00
		Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$369.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).